INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Registration Statement Nos. 333-108394 and 811-21422 of Lotsoff Capital Management Equity Trust on Form N-1A of our report dated October 21, 2003 and to the reference to us under the heading "Independent Auditors", appearing in the Statement of Additional Information, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

October 28, 2003
Milwaukee, Wisconsin